July __, 1994


The Board of Directors
The Bramwell Funds, Inc.
745 Fifth Avenue, 16th Floor
New York, New York 10151

To the Board of Directors:

     As President of Bramwell Capital Management, Inc.("BramCap"), I hereby confirm the offer of BramCap to purchase 10,000 shares of the capital stock of The Bramwell Funds, Inc.(the "Company"), par value $.0001 per share, at a price of $10.00 per share for an aggregate price of $100,000. I understand that BramCap will receive upon delivery of the aggregate purchase price of $100,000 to the Company 10,000 shares of the capital stock which has initially been allocated to a series of the Company's capital stock denominated as The Bramwell Growth Fund("Fund Shares").

     I hereby acknowledge that BramCap is purchasing the Fund Shares for investment and not for distribution, that BramCap has no present intention of selling or transferring the Fund Shares and that the Fund Shares BramCap is purchasing are restricted shares which cannot be transferred except pursuant to an opinion of counsel that the Fund Shares can be sold in compliance with the Securities Act of 1933, as amended, which opinion is acceptable to the Company and its counsel. BramCap agrees that any share certificate which is to be issued shall bear a legend indicating that the Fund Shares cannot be sold except as indicated above and that the Company will issue stop transfer instructions to its transfer agent against the free transfer of the Fund Shares.

     BramCap further confirms that payment of the proceeds of any redemption by the Company of the Fund Shares will bereduced by a pro rata portion of any then-unamortized organizational expenses of the Fund. This proration will be calculated by dividing the number of Fund Shares to be realized by the aggregate number of Fund Shares held which represent the initial capital of The Bramwell Growth Fund.

                                             Very sincerely,

                                             BRAMWELL CAPITAL MANAGEMENT, INC.


                                             By:
                                                --------------------------------
                                                Elizabeth R. Bramwell
                                                President


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                                                  July __, 1994


Elizabeth R. Bramwell
President
Bramwell Capital Management, Inc.
745 Fifth Avenue, 16th Floor
New York, New York 10151

Dear Mrs. Bramwell:

         The Bramwell Funds, Inc. (the "Company") hereby accepts the offer of Bramwell Capital Management, Inc. ("BramCap") to purchase 10,000 shares of the Company's capital stock upon the terms and conditions set forth in BramCap's letter dated July XX, 1994 and in reliance upon the understandings and acknowledgements made in that letter.

The Company hereby acknowledges receipt of a check in the amount of $100,000 made payable to the Company in full payment of the purchase price for such shares.

                                             Very truly yours,

                                             THE BRAMWELL FUNDS, INC.

                                             By: Elizabeth R. Bramwell

                                                 J. Sinclair Armstrong

                                                 Isabel H. Benham

                                                 George F. Keane

                                                 James C. Sargent
                                                 Directors


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